Exhibit 99.2

July 28, 2010

Eagle Rock Energy Exercises Option to Acquire its General Partner

Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) (NASDAQ: EROC) announced today that it has delivered notice to Eagle Rock Holdings, L.P. (“ERH”) of its exercise of its previously-announced option to acquire its general partner entities (the “GP Acquisition”), pursuant to the Amended and Restated Securities Purchase and Global Transaction Agreement and the Recapitalization and Related Transactions thereunder.  As consideration for the GP Acquisition, Eagle Rock will issue 1,000,000 common units to ERH and cancel the 844,551 general partner units outstanding.

Management expects that the closing of the GP Acquisition will occur on or about Friday, July 30, 2010.  Upon closing of the GP Acquisition, the Partnership’s board of directors (the “Board”) will be expanded to include two additional independent directors initially appointed by the Conflicts Committee of the Board. These appointments will be made in conjunction with or as soon as practicable following the closing of the GP Acquisition.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

Contacts:

Jeff Wood, 281-408-1203

Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350

Senior Financial Analyst

This news release may include “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future, including any statements related to the rights offering, are forward-looking statements and speak only as of the date on which such statement is made.  These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements.  The Partnership assumes no obligation to update any forward-looking statement as of any future date.  For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the SEC for the year ended December 31, 2009, and the Partnership’s Forms 10-Q, filed with the SEC for subsequent quarters, as well as any other public filings and press releases.